Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made between Squarespace, Inc. (the “Company”) and [_______] (the “Executive”) (collectively, the “Parties”), is dated as of [________].

Whereas, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.              Employment by the Company.

1.1           Position. Executive shall serve as the Company’s [TITLE]. Executive’s employment with the Company shall begin on [DATE], or as otherwise agreed to by Executive and the Company.

1.2           Duties and Location. Executive shall perform such duties as are required by the Company’s [Chief Executive Officer], to whom Executive will report. Executive’s primary office location shall be the Company’s office located in New York, New York. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3           Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.              Compensation.

2.1           Base Wage. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $[________] per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Base Salary shall be subject to periodic review by the Company.

2.2           Signing Bonus. The Company is offering Executive a one-time sign on bonus of $[________]. This will be paid to Executive upon commencement of employment with the Company in Executive’s first month's pay and will be subject to standard tax and deductions. If, within one year of Executive’s start date, Executive voluntarily terminates employment with the Company for any reason or is terminated by the Company for Cause, Executive shall return to the Company, within thirty (30) days of the termination date, the full amount of the sign on bonus.

3.              Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.            Equity Awards. Subject to the approval of the Company’s Board of Directors, Executive will be granted an equity award amounting to a value of approximately $[________] at the time of the grant. The particular units and terms and conditions of the award will be provided at the time of the grant and will depend on the fair value of the Company’s common stock at the date of the grant and the applicable equity incentive plan and grant agreement. Executive shall be considered for future grants of equity awards in the discretion of the Company’s Board of Directors (or a Committee thereof), pursuant to its regular compensation review process for the Company’s executives.

5.             Termination of Employment; Severance.

5.1           At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. In the event Executive’s employment is terminated for any reason, and unless otherwise permitted by the Company, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. Executive’s employment with the Company remains subject to Executive’s legal authorization to work in the United States and to Executive’s successful completion of pre-employment requirements.

5.2           Termination Without Cause; Resignation for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination, a “Qualifying Termination”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following Severance Benefits:

(a)                 The Company shall pay Executive, as severance, continued payment of six (6) months of Executive’s base salary at the rate in effect as of the date of Executive’s employment termination, disregarding any salary decrease that constituted Good Reason, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid on the Company’s regular payroll schedule, beginning on the first regularly-scheduled payroll date following the full effectiveness of a separation agreement (subject to Section 7 below).

(b)                Provided that Executive timely elects continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Premium Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums.

(c)                 In the event that Executive’s Qualifying Termination occurs during the period beginning three (3) months prior to, and ending twelve (12) months following, a Change in Control, then Executive’s then-unvested equity awards shall be deemed immediately vested (and, if relevant, exercisable) as of the date of such Qualifying Termination.

5.3           Termination for Cause; Resignation Without Good Reason; Death or Disability. If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or Executive’s employment is terminated as a result of Executive’s death or Disability, then (a) vesting of any equity awards shall cease as of the date of such termination, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any Severance Benefits.

6.              Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to Executive signing the Company’s standard form of separation agreement and not revoking the release of claims contained therein. No Severance Benefits will be paid or provided until the separation agreement becomes effective.

7.             Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Executive's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Separation from Service, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive's taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8.              Definitions.

8.1           Cause. For purposes of this Agreement, “Cause” shall mean (a) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) Executive’s material breach of any agreement between Executive and the Company, including, without limitation, the breach of any applicable non-competition or non-solicitation obligations; (c) Executive’s material failure to comply with the Company’s written policies or rules, which failure causes material harm to the Company; (d) Executive’s commission of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud or moral turpitude under the laws of the United States, any State or other jurisdiction; or (e) Executive’s gross negligence or willful misconduct, in either case which causes material harm to the Company. In order for the termination of Executive’s employment to constitute a termination for “Cause” pursuant to clause (b), the Company must first provide Executive with written notice of the acts or omissions constituting the grounds for “Cause” within 90 days of the initial existence of such grounds for ”Cause” and allow Executive 30 days in which to cure such condition, and only if such condition has not been cured after the conclusion of such 30-day period shall Cause be deemed to have occurred.

8.2           Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one of the following without Executive’s express written consent: (a) any reduction of Executive’s base salary by more than 10% (other than a general reduction in Executive’s Base Salary that affects all comparable employees of the Company); or (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that such a change (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) a change in the geographic location at which Executive must perform services to a facility or location of fifty (50) miles or more from Executive’s then current office location.  Good Reason shall not exist unless Executive has provided written notice to the Company’s Board of Directors of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition, and only if such condition has not been cured after the conclusion of such 30-day period.

8.3           Disability. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s position, even with reasonable accommodation, as a result of a determinable physical or mental impairment that has or could reasonably be expected to last for at least ninety (90) consecutive days or for at least one hundred and twenty (120) non-consecutive days in any one-year period.

8.4           Change in Control. For purposes of this Agreement, “Change in Control” shall have the definition set forth in the Company’s 2017 Equity Incentive Plan.

9.             Proprietary Information Obligations. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A.

10.          Outside Activities During Employment. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. During the term of Executive’s employment with the Company, Executive will not undertake or engage in any other employment, activity, occupation, or business enterprise, that is either directly or indirectly competitive to the Company or that materially interferes with the performance of Executive’s duties hereunder. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

11.           Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Confidentiality Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in the New York, New York area, or as otherwise agreed by the Company and Executive, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment, and which will be provided to Executive on request). Nothing in this Dispute Resolution section, however, restricts Executive’s right to pursue claims in court for any alleged sexual harassment or any alleged unlawful discriminatory practices related to sexual harassment. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.            General Provisions.

12.1         No Breach of Prior Agreement. Executive represents that Executive’s performance of all the terms of this Agreement and Executive’s duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. Executive represents that Executive will not bring with Executive to the Company or use in the performance of Executive’s duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

12.2         Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.3         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.4         Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.5         Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

12.6         Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

12.7         Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.8         Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

12.9         Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.10       Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws provisions.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Company:

Squarespace, Inc.

By:
Name:
Title:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein. I acknowledge that I have received and read or have had the opportunity to read the arbitration provision included in this Agreement. I understand that the arbitration provision requires that disputes that involve matters subject to the provision to be submitted to arbitration pursuant to the arbitration provision rather than to a judge and jury in court.

Name:	[________]

Enclosure:

Exhibit A - Employee Invention Assignment and Confidentiality Agreement

Exhibit A

Employee Invention Assignment and Confidentiality Agreement